Exhibit 10.1

Certain identified information has been excluded from the exhibit because it is both (i) not material and

(ii) would likely cause competitive harm to the Company, if publicly disclosed.

Double asterisks denote omissions.

Supply Agreement for

vadadustat

PARTIES

PATHEON INC.
a company existing under the laws of Canada, with its principal place of business at [**] ("Patheon"),

- and -

Akebia Therapeutics, Inc.
a company existing under the laws of Delaware, with its principal place of business at 245 First Street, Cambridge, MA  02142 ("Client").

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With effect from the Effective Date, the parties have agreed to the following terms:

1.	Interpretation
1.1	Definitions.

The following terms will, unless the context otherwise requires, have the respective meanings set out below and grammatical variations of these terms will have corresponding meanings:

"Affiliate" means:

(a)	a business entity which owns, directly or indirectly, a controlling interest in a party; or
(b)	a business entity which is controlled by a party, either directly or indirectly; or
(c)	a business entity, the controlling interest of which is directly or indirectly common to the majority ownership of a party;

For this definition, "control" means the lawful right to determine (by ownership of shares or otherwise) the election of the majority of directors (or equivalent managers) of a business entity.

For the avoidance of doubt, Keryx Biopharmaceuticals, Inc., a corporation existing under the laws of Delaware, having a principal place of business at 245 First Street, Cambridge, MA 02143 (hereinafter, “Keryx”) is an Affiliate of Akebia under this Agreement;

"Annual Volume" means, for the purpose of the Price, Patheon’s assumed volume of Product to be manufactured in any Year as set out in the “Annual Volume Forecast” section of Appendix 1;

“API” means the active pharmaceutical ingredient for vadadustat (references to “Active Materials” or “Active Pharmaceutical Ingredient” in documents forming part of this Agreement will mean “API”);

[**]

"Applicable Laws" means: (a) for Patheon, the Laws of the jurisdiction where the Manufacturing Site is located; and (b) for Client and the Product, the Laws of all jurisdictions where Product is manufactured, distributed, marketed and sold as these are agreed by the parties in this Agreement;

"Authority" means any governmental or regulatory authority, department, body or agency or any court, tribunal, bureau, commission or other similar body, whether federal, state, provincial, county or municipal, with competent jurisdiction over a party, the Manufacturing Services, or the relevant Product (or its use);

"Business Day" means a day other than a Saturday, Sunday or a day that is a statutory holiday in Patheon’s resident jurisdiction, Client’s resident jurisdiction, or the jurisdiction where the Manufacturing Site is located;

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“Capital Equipment Agreement” means the separate agreement that the parties may enter into that addresses the rights and responsibilities of the parties regarding capital equipment and facility modifications that may be required to perform the Manufacturing Services under this Agreement;

"cGMPs" means, as applicable, current good manufacturing practices as described in:

(a)	Parts 210 and 211 of Title 21 of the United States' Code of Federal Regulations;
(b)	Commission Directive (EU) 2017/1572 (art. 2); and
(c)	Division 2 of Part C of the Food and Drug Regulations (Canada);

together with current final industry-accepted Health Canada, FDA and EMA guidance documents pertaining to manufacturing and quality control practice, all as updated, amended and revised from time to time;

“Client Intellectual Property” means Intellectual Property generated or derived by Client, or by Patheon while performing any Manufacturing Services which Intellectual Property is specific to, or dependent upon, the Product;

“Client-Supplied Components” means those Components supplied or to be supplied by or on behalf of Client as identified in Appendix 1;

"Components" means, collectively, all packaging components, raw materials, ingredients, and other materials (including labels, product inserts and other labelling for the Products) required to manufacture or package Product in accordance with the Processing Instructions, other than the API;

“Confidential Information” has the meaning specified in Section 11.1;

“DEA” means the Drug Enforcement Administration of the United States Department of Justice;

“Deficient Product” has the meaning specified in Section 6.1(a);

“Disclosing Party” has the meaning specified in Section 11.1;

“Effective Date” means the date of last signature of the parties executing this Agreement;

"EMA" means the European Medicines Agency;

"FDA" means the United States Food and Drug Administration;

"Firm Order" has the meaning specified in Section 5.1(d);

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“Force Majeure” means an “act of God,” government, or other acts such as war, riot, crime, or strike, earthquake, hurricane, tornado or flooding, caused by facts or circumstances which a party could not reasonably foresee or which, if foreseeable, they could not reasonably avoid [**];

"Health Canada" means the department of the Canadian Government known as Health Canada and includes, among other relevant branches, the Therapeutic Products Directorate and the Health Products and Food Branch Inspectorate;

“Initial Term” has the meaning specified in Section 8.1;

"Intellectual Property" includes, without limitation, rights in patents, patent applications, formulae, trademarks, trademark applications, trade-names, Inventions, copyrights, industrial designs, trade secrets, and know how;

"Invention" means information about any innovation, improvement, development, discovery, computer program, device, trade secret, method, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which it is contained and whether or not patentable or copyrightable that are conceived, discovered, invented, developed, created, made or reduced to practice during the provision of the Manufacturing Services;

"Inventory" means, at a point in time, all inventories of Components and work-in-process under Patheon’s care or control used for the manufacture or packaging of Product;

[**].

“Local Currency” has the meaning specified in Appendix 3;

“Long Term Forecast” has the meaning specified in Section 5.1(a);

"Manufacturing Services" means the manufacturing, quality control, quality assurance, stability testing, packaging, and related services, as set out in this Agreement, for the manufacture of Product for distribution in the Territory;

"Manufacturing Site" means the facility of Patheon located at [**] where the Manufacturing Services will be performed;

“Minimum Market Requirement” has the meaning specified in Section 2.1;

"Minimum Order Quantity" means, for each manufacturing campaign ordered, the minimum number of units or batches of a Product that Client must purchase, as set out in Appendix 1;

“Obsolete Stock” has the meaning specified in Section 5.2(b);

[**];

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“Patheon Intellectual Property” means Intellectual Property generated or derived by Patheon or its Affiliates before performing any Manufacturing Services, developed by Patheon while performing the Manufacturing Services, or otherwise generated or derived by Patheon in its business, which Intellectual Property is not specific to, or dependent upon, the Product including, without limitation, Inventions and Intellectual Property which may apply to manufacturing processes or the formulation or development of drug products or drug delivery systems unrelated to the specific requirements of the Product;

“Price or Pricing” means the fees to be charged by Patheon for:

[**]

as set out in Appendix 1;

"Processing Instructions" means the agreed file for the Product which contains documents relating to the Product, including, without limitation:

(a)	the Specifications
(b)	quality control testing methods for API and Components;
(c)	any storage requirements for the API, Components, or Product;
(d)	all environmental, health and safety information for the Product including material safety data sheets; and
(e)	the finished Product quality control testing methods;

"Product" means a product listed in Appendix 1 of this Agreement;

“Product Claims” has the meaning specified in Section 6.1(a);

"Quality Agreement" means a separate agreement that sets out the quality assurance standards for the Manufacturing Services;

“Recall” has the meaning specified in Section 6.2(a);

“Recipient” has the meaning specified in Section 11.1;

“Regulatory Approval” has the meaning specified in Section 7.5(a);

"Regulatory Authority" means the FDA, EMA, and Health Canada and any other foreign regulatory agencies competent to grant marketing approvals for pharmaceutical or biopharmaceutical products, including the Products, in the Territory;

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“Release Date” means in relation to each batch of Product the scheduled date by which the Product will be released by Patheon’s quality department (by confirmation or certification) and confirmed by Client’s quality department, as agreed in the Quality Agreement, and made available for shipment;

“Representatives” means, a party’s directors, officers, employees, advisers, agents, consultants, subcontractors, service partners, legal representatives, or other professional advisors;

“Rolling Forecast” has the meaning specified in Section 5.1(b);

“Specifications” means the file for the Product, which is approved by Client in accordance with the procedures listed in this Agreement and the Quality Agreement including, without limitation:

(a)	specifications for API and Components;
(b)	manufacturing specifications, directions, and processes;
(c)	all environmental, health and safety information for each Product including material safety data sheets; and
(d)	the finished Product specifications, packaging specifications and shipping requirements for each Product;

all as updated, amended and revised from time to time in accordance with the terms of this Agreement and the Quality Agreement;

"Technical Dispute" has the meaning specified in Section 13.17;

"Territory" means worldwide;

"Third Party Rights" means the Intellectual Property of any third party;

"Year" means, in the first year of this Agreement, the time from the Effective Date up to and including December 31 of the same calendar year, and after that will mean a calendar year.

1.2	Interpretation.

The division of this Agreement into Sections, Subsections, Appendices and Schedules, and the insertion of headings, are for convenience of reference only and will not affect the interpretation of this Agreement.  Unless otherwise indicated, any reference in this Agreement to a Section, Appendix or Schedule refers to the specified Section, Appendix or Schedule to this Agreement.  In this Agreement, the term "this Agreement" and similar expressions refer to this Agreement as a whole and not to any particular part, Section, Appendix or Schedule of this Agreement. Except as otherwise expressly stated or unless the context otherwise requires, all references to the singular will include the plural and vice versa.

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2.	Patheon's Manufacturing Services
2.1	Manufacturing Services.

Patheon will perform the Manufacturing Services as set out in this Agreement for the Price and in accordance with the Quality Agreement. Subject to the preceding sentence, Patheon will convert API and Components into Product, and provide supportive Manufacturing Services such as quality assurance (for example quality controls, analytical testing, quality inspection, and stability programs), primary and secondary packaging, and any other related Manufacturing Services as agreed between the parties.

Unless otherwise agreed to in writing by the Parties, subject to any capacity limits as stipulated in Appendix 1, and upon Regulatory Approval to market the Product in the Territory, Client shall purchase from Patheon not less than [**]% of Client’s or its Affiliates’ global needs for Product for commercial purposes (the “Minimum Market Requirement”). [**].

2.2	Subcontracting.

With Client’s prior written consent, Patheon may subcontract the Manufacturing Services under this Agreement to any of its Affiliates, as agreed in Appendix 1. Patheon will remain exclusively liable to Client for the performance of any such Affiliate, and any breach of this Agreement or negligence by its Affiliates in the course of performing: (a) subcontracted Manufacturing Services under this Agreement; or (b) obligations under the Quality Agreement.  Patheon may also arrange for non-Affiliate subcontractors to perform specific services arising under this Agreement with the consent of Client (“Third Party Subcontractors”) as agreed between the parties in writing.  Patheon will be liable to Client for the failure by any Third Party Subcontractor to perform any part of the subcontracted services. Patheon’s liability to Client for Third Party Subcontractors will remain subject to all limitations on Patheon’s liability as set out in this Agreement. Patheon will have no liability arising from the performance of services by Third Party Subcontractors: (i) that are chosen and contracted directly by Client; or (ii) that are suppliers or service providers not validated and utilized by Patheon prior to the date the Service is required.

3.	Client's Obligations
3.1	Payment.

Client will pay Patheon the applicable Price in accordance with Sections 4 and 5. All cost items that are not included in the Price are subject to additional fees to be paid by Client, as detailed and agreed in writing in advance between Patheon and Client.

3.2	Processing Instructions.

Before the start of commercial manufacturing of Product under this Agreement, Client will give Patheon a copy of the Processing Instructions, which must be accompanied by the Specifications for the applicable API, Component and finished Product Specifications. If the Processing Instructions or

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accompanying documents received are amended or no longer reflect those currently approved by the Regulatory Authority, then Client will give Patheon a copy of the revised documents (if applicable, precisely matching the revised Specifications approved by the applicable Regulatory Authority).  Upon acceptance of the revised Processing Instructions and accompanying documents, Patheon will give Client a signed and dated receipt indicating Patheon’s acceptance. At Patheon’s request, Client will provide evidence of the executed original documents submitted by or on behalf of Client to the Regulatory Authority.

3.3	API and Components.
(a)

Client will [**] deliver the API and any Client-Supplied Components to the Manufacturing Site [**]. Client’s obligation will include [**]. Unless otherwise agreed in writing, Client or Client’s designated broker will be the “Importer” or “Importer of Record” (or equivalent, as understood under Applicable Laws) for API, Client-Supplied Components, drug products and intermediates imported to the Manufacturing Site, and Client is responsible for compliance with Applicable Laws relating to that role. For API or Client-Supplied Components which may be subject to import or export to or from [**], Client agrees that its vendors and carriers will comply with applicable requirements of Applicable Law.

(b)

Unless otherwise agreed in writing between the parties, the API and any Client-Supplied Components must be delivered by Client to the Manufacturing Site at least [**] before the scheduled manufacture date for Product covered by a Firm Order in sufficient quantity to enable Patheon to manufacture the agreed quantities of Product. Unless otherwise agreed, Patheon reserves the right to [**]. If (i) Client fails to deliver the API or Client-Supplied Components within the agreed time period, or (ii) such API fails to meet its Specifications, and, [**], Patheon is unable to manufacture Product on the scheduled date because of either scenario described in Section 3.3(b)(i) or 3.3(b)(ii), then [**], unless otherwise agreed.

(c)

Patheon will control the unloading of API and Client-Supplied Components arriving at the Manufacturing Site and Client will comply and ensure that its carrier complies with all reasonable directions of Patheon related to such unloading.  The API and Client-Supplied Components will be held by Patheon on behalf of Client as set out in this Agreement and the Quality Agreement.  The API and Client-Supplied Components will at all times remain the property of Client.  Any API and Client-Supplied Components received by Patheon will only be used by Patheon to perform the Manufacturing Services.

(d)	Client will [**] that all shipments of API are accompanied by the required documentation as specified in the applicable Quality Agreement.
(e)

If Client asks Patheon to qualify an additional supplier for the API or any Component, the parties must agree on the scope of work to be performed by Patheon and the additional fees to be paid by Client. For any API or any Component, this work may include: (i) laboratory testing to confirm the API or Component meets existing Specifications; (ii) manufacture of an experimental batch of Product that will be placed on [**] stability; and (iii) manufacture of [**] validation batches that will be placed on concurrent stability [**]

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(f)

Patheon will promptly advise Client in accordance with the Quality Agreement if it encounters API or Client-supplied Component problems, including delays or delivery of non-conforming API or Client-supplied Components from a Client designated additional supplier. The parties will cooperate to reduce or eliminate any such supply problems from these additional suppliers. If supply problems persist, [**]. Client will qualify or certify (as appropriate) all Client designated additional suppliers on an annual basis at its expense and will provide Patheon with copies of the relevant annual reports. If Patheon agrees to certify or qualify a Client designated additional supplier on behalf of Client, it will do so for an additional fee payable by Client.

3.4	Packaging and Artwork.

Unless otherwise agreed, Patheon will supply Product in bulk packaging.  Client will be responsible for the cost of artwork development and approval of all artwork for the packaging of the Product.  Client will be responsible for changes to labels, product inserts, and other packaging for the Product, including obtaining all required approvals. Client will be responsible for the cost of labelling obsolescence as contemplated in Section 5.2.  Patheon's name will not appear on the label or anywhere else on the Product unless: (a) required by any Laws; or (b) Patheon consents in writing to the use of its name. For secondary packaging, at least [**] prior to the Release Date of Product for which new or modified artwork is required, Client will provide at no cost to Patheon and in accordance with the applicable Specifications, final camera-ready artwork for all packaging Components to be used in the manufacture of the Product.  If applicable, Client will be responsible for the costs associated with complying with any and all regulatory requirements for the labelling and tracking of the manufactured Product, including product serialisation, product data transfer and anti-counterfeiting requirements in the Territory.

4.	Price and Price Adjustments
4.1	[**] Pricing.

The Price for the Product will be listed in Appendix 1 of this Agreement and may be adjusted under this Section 4.

4.2	[**] Price Adjustments.

Patheon may adjust the Price [**] as follows:

(a)	Inflation. Patheon may adjust the Price for inflation in accordance with Appendix 3.
(b)

Currency Fluctuations.  If the parties agree in Appendix 1 of this Agreement to invoice in a currency other than the Local Currency for the Manufacturing Site, Patheon will adjust the Price to reflect currency fluctuations.  The adjustment will be calculated in accordance with Appendix 3 after all other [**] Price adjustments under this Section 4.2 have been made.

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(c)

Pricing [**].  Client acknowledges that, except as otherwise limited in Appendix 1: Description of Manufacturing Service and Price, the Price [**] is agreed based upon [**]. Patheon may adjust the Price if [**].

(d)

[**] Pricing. The Pricing may be divided into [**]. If applicable, and unless otherwise agreed between the parties, Client will be invoiced during the Year [**]. Within [**] after [**], Patheon will send Client a [**]. If the [**] within [**] after [**] within [**] after termination. The parties will work together in good faith to resolve any disagreement over [**].

For all Price adjustments under this Section 4.2, Patheon will deliver to Client on [**] (unless otherwise agreed in writing) a letter stating the adjusted Pricing to be effective for Product to be delivered on or after [**] including any Firm Orders accepted by Patheon before that date. The parties may agree to defer any such Price adjustment for [**] adjustment.

4.3	Price Adjustments at any Time.

The Prices may be adjusted by Patheon at any time upon written notice to Client as follows:

(a)

Extraordinary Increases in Component Costs.  If the cost of a Component increases cumulatively by at least [**]% since [**] adjustment as a result of [**], and Patheon has [**] then Patheon will be entitled to request an adjustment of the Price proportionately, and as otherwise agreed in the Appendix 1 of this Agreement. Patheon must provide Client with details of the specific cost drivers causing the invocation of this clause, as well as [**] as per the above.  The revised Price will become effective with the first use of the higher cost Component in the manufacture of the Product. For a Price adjustment under this Section 4.3(a), Patheon will deliver to Client a revised Appendix 1.  In such an instance, Client will have the right to audit Patheon records (using an independent auditor in the event of third-party confidentiality obligations) in accordance with Section 7.4 to verify such cost drivers [**].

(b)

Changes. The scope of the Manufacturing Services is set by the agreed Processing Instructions, the Regulatory Approvals, the Quality Agreement and any assumptions, inclusions, exclusions and other parameters set out in this Agreement. Changes to the scope of the Manufacturing Services and related changes to the Price must be agreed in writing by the parties (using a “Change of Scope” agreement, or similar, setting out the agreed activities and costs of implementation) and are subject to the change control provisions of the Quality Agreement. [**].

5.	Purchasing Product
5.1	Orders and Forecasts.
(a)

Long Term Forecast.  On or before [**] of each Year, Client will give Patheon a [**] written forecast of Client’s volume requirements for the Product for each of the next [**] (“Long Term Forecast”). If Patheon foresees any capacity constraint affecting any portion of the Long Term

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Forecast, it will notify Client and the parties will agree on a revised Long Term Forecast within Patheon’s expected capacity.
(b)

Rolling Forecast.  Unless otherwise agreed between the parties, upon Execution of this Agreement, Client will give Patheon a written forecast of the volume of Product that Client expects to order in each of the next [**] (the “Rolling Forecast”). The [**] of the Rolling Forecast [**]. Client will provide an updated Rolling Forecast [**] prior to the [**] calendar quarter. Each updated Rolling Forecast supersedes all previous Rolling Forecasts.

(c)

Orders.  Any purchase order for Product should be provided by Client [**] prior to the end of each [**], for any Product required in the subsequent [**]. For clarity, purchase orders for the [**] would have already been received by Patheon.  Each purchase order will specify the purchase order number, quantities by Product type consistent with the batch size outlined in this Agreement, and requested Release Dates for the Product (which must occur at least [**] the date of such purchase order).

(d)

Acceptance of Purchase Orders. Provided that a purchase order is consistent with the Rolling Forecast, Patheon will accept the purchase order by sending an acknowledgement to Client, including the confirmed Release Dates. Subject to Section 5.1(c). herein, if Patheon fails to acknowledge receipt of a purchase order within [**], the purchase order will be considered accepted by Patheon. An accepted purchase order will be binding on the parties (a “Firm Order”), except that either party may request to change the Release Date of the Product beyond [**] after [**]. The parties will negotiate in good faith and agree on any requested alternative Release Date. Neither party may unreasonably reject an alternative Release Date requested under this Section 5.1(d), but, if the parties cannot agree, the original Release Date confirmed by Patheon will apply.

(e)

Cancellation or Postponement.  Patheon will determine the manufacturing schedule of all Product covered by Firm Orders. If Client cancels or reduces a Firm Order, or wishes to postpone the applicable Release Date (subject to Section 5.1(d)), Patheon shall [**] Release Date.  [**] for the Firm Order.

5.2	Obsolete Stock.
(a)

Client understands and acknowledges that Patheon will rely on purchase orders, Firm Orders, the Long Term Forecast and the Rolling Forecast in ordering the Components (other than Client-Supplied Components) required to meet anticipated Firm Orders. Patheon may purchase the Components in sufficient volumes, and reasonably in advance of the expected use of the Component (taking into account lead times), to meet the production requirements for Products covered by anticipated Firm Orders, or to meet the production requirements of any longer period agreed to by the parties.

(b)	Client will reimburse Patheon for the cost of Components ordered by Patheon in relation to Firm Orders or under Section 5.2 if the Components have expired or are rendered obsolete

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due to [**] during the period (collectively, “Obsolete Stock”). This reimbursement will include Patheon’s [**].
(c)

Non-expired Components not used in the Manufacturing Services within [**] after the forecasted month for which the purchases have been made will be [**] with supporting documentation [**].  If any non-expired Components [**] in Products subsequently manufactured for Client or in third party products manufactured by Patheon, [**] for any costs of [**].

5.3	Storage.

Patheon agrees to store Product, Components, and all other Materials under this Agreement in accordance with cGMP, the Quality Agreement, and the Specifications for the Product and each of the respective Components.

If: (a) Client fails to take possession or arrange for the destruction of Components ordered by Patheon in relation to Firm Orders or under Section 5.2 (a) that are not used in the Manufacturing Services within [**] after the forecasted month for which the purchases have been made or if the Components have expired or are rendered obsolete due to [**] during the period within [**] of receipt of written notice from Patheon identifying the Obsolete Stock; (b) any equipment (other than existing Patheon equipment) is stored at the Manufacturing Site at any time prior to its use in the Manufacturing Services; or (c) Product is not collected by Client within [**] of the Release Date as notified by Patheon, and no other arrangements have been agreed in writing by both parties, Client will pay Patheon [**], per month after that for storing the Obsolete Stock, equipment or Product. Storage fees for Obsolete Stock or Product which contain controlled substances or require refrigeration will be charged at [**] per month.  Storage fees for partial pallets are subject to a [**] minimum charge per month.

Patheon may ship Product held by it longer than [**] to Client [**] on [**] written notice to Client. If Patheon is unable to store any material due to capacity constraints, Patheon may use an Affiliate or qualified third party to store (outside the Manufacturing Site) any Client-owned property under this Agreement if permitted under the Quality Agreement. After the limited storage periods stated above, [**].

5.4	Invoices and Payment.

For shipments of Product, Patheon will issue invoices to Client on or after the Release Date of the Product. Otherwise, Patheon will issue invoices for Manufacturing Services on completion or as otherwise agreed in writing under this Agreement. Patheon will also submit to Client, with each shipment of Product, a duplicate copy of the invoice covering the shipment.  Invoices will be sent by email to the email address given by Client to Patheon in writing. Each invoice will, to the extent applicable, identify Client’s Manufacturing Services, purchase order number, Product numbers, names and quantities, unit price, freight charges, and the total amount to be paid by Client.  Client will pay all invoices within [**] of the date of the invoice.  If any portion of an invoice is disputed, the parties will use good faith efforts to reconcile the disputed amount as soon as practicable. In the instance where an invoice is disputed, Client shall clearly indicate any portion of the invoice which is not in dispute, whereas Patheon can reissue an invoice solely for the undisputed portion, which Client shall pay per the terms.  The disputed portion can be re-invoiced

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and reconciled in accordance with this Section 5.4. Interest on undisputed past due accounts will accrue at [**].  Patheon may, on giving [**] notice to Client, [**].

5.5	Delivery and Shipping.

Delivery of Product and any other materials will be made [**] from Patheon’s Manufacturing Site on or after the Release Date. Subject to Section 8.3, [**]. If Client fails to collect Product within [**] after the Release Date, and no other storage arrangements have been made and agreed between the parties [**]. Patheon may, in accordance with Client’s instructions and as agent for Client, at Client’s risk, arrange for shipping (to Client or any third party nominated by Client) to be paid by Client. Client will arrange for insurance and will select the freight carrier used by Patheon to ship Product and may monitor Patheon’s shipping and freight activity under this Agreement.

6.	Product Claims and Recalls
6.1	Product Claims.
(a)

Rejection. Client may reject any manufactured Product that it reasonably considers (by reference to the results of the agreed Specifications) to be deficient based on documentation provided by Patheon or inspection by Client or its designee or testing of delivered Product.

(b)	Product Claims.
i.

Client may claim a remedy (a “Product Claim”) for any portion of any batch of Product for which Patheon did not perform the Manufacturing Services in accordance with the agreed Processing Instructions, cGMPs, the Quality Agreement, the Specifications, this Agreement, or Applicable Laws (“Deficient Product”). Any Product Claim concerning Deficient Product shall be communicated by Client to Patheon in writing as soon as possible, but in no event later than [**] from its discovery by Client or its designees. For clarification, after the end of the above-mentioned [**] period to issue a Product Claim, neither Client nor its designees shall be entitled to claim that the Product delivered by Patheon constituted Deficient Product. Client shall not be entitled to claim that the Product delivered by Patheon is Deficient Product if Client, or as appropriate, its designees, fail to perform the tests, analysis, inspections and/or reviews of the Product appropriately, reasonably, and in a timely manner consistent with industry standard, and/or complete its related documentation required under Applicable Laws, the Quality Agreement, and/or cGMP.

ii.

Patheon shall be liable to Client for Product Claims as specified in Section 6.1(b)(i), but Patheon will have no obligation for any Product Claims to the extent the Deficient Product was caused by: [**]. If after a complete and thorough investigation by the parties as set out in the Quality Agreement and this Section 6.1(b)(ii), it is reasonable to conclude that Patheon manufactured Product in accordance with the agreed Processing Instructions,

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cGMP, Applicable Law and the Quality Agreement, but a batch or portion of batch of Product is not released by Client, Client will [**].
(c)

Determination of Deficiency.  Upon receipt of a Product Claim, Patheon will have [**] to advise Client by notice in writing whether it disagrees with the contents of the Product Claim.  If the parties fail to reasonably agree within [**] after Patheon's notice to Client as to whether any Product identified in the Product Claim is Deficient Product, the parties will investigate the matter in accordance with the Quality Agreement. If, after joint and/or independent testing or investigation has been performed, and the parties still cannot agree on the root cause of the Deficient Product, the provisions of Section 13.17 will apply.

(d)

Shortages and Price Disputes.  Claims for shortages in the amount of Product shipped by Patheon or a Price dispute will be dealt with by reasonable agreement of the parties. Any claim for a shortage or a Price dispute will be considered waived by Client if it has not been presented within [**] of [**].

6.2	Product Recalls and Returns.
(a)

Records and Notice.  The parties will each maintain records necessary to permit a Recall of any Product delivered to Client or customers of Client.  Each party will promptly notify the other of any information which might affect the marketability, safety or effectiveness of the Product or which might result in the Recall or seizure of the Product in accordance with the Quality Agreement. Upon receiving this notice or upon this discovery, each party will stop making any further shipments of any Product in its possession or control until a decision has been made whether a Recall or some other corrective action is necessary.  The decision to initiate a Recall or to take some other corrective action, if any, will be made and implemented by Client, with appropriate cooperation from Patheon.  "Recall" will mean any action by Client to recover title to or possession of quantities of the Product sold or shipped, and/or refrain from selling or shipping to third parties (including, without limitation, the voluntary withdrawal of Product from the market.

(b)

Recalls.  If: (i) any Regulatory Authority issues a directive, order, or, following the issuance of a safety warning or alert about a Product, a written request that any Product be Recalled; (ii) a court of competent jurisdiction orders a Recall; or (iii) Client determines that any Product should be Recalled or that a "Dear Doctor" letter is required relating the restrictions on the use of any Product, then Patheon will co-operate as reasonably required by Client, in compliance with all Applicable Laws.

(c)

Recalled Product.  To the extent that a Recall results from or arises from Deficient Product, [**] of the Recall and will [**] to replace the Deficient Product with replacement Products as per Section 10.  In all other circumstances, Recalls, returns, or other corrective actions will be made at [**].

(d)	Disposition of Deficient Product. Client will not dispose of any damaged, returned, or Deficient Product prior to asserting a Product Claim against Patheon for such Deficient Product, without

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Patheon’s prior written authorization to do so.  Patheon may instruct Client to return the Products to Patheon.  In such an instance, Patheon will bear the cost of return and disposition of any Deficient Products.  In all other circumstances, Client will bear the cost of return and disposition, including all applicable fees for Manufacturing Services.

7.	Co-operation and Regulatory Affairs
7.1	Governance.

Each party will without delay upon execution of this Agreement appoint one of its employees to be a relationship manager responsible for liaison between the parties.  The relationship managers will meet on a frequency agreed between the parties to review the current status of the business relationship, including review of key performance indicators such as API delivery, on-time delivery, right first time, and attainment of the Minimum Market Requirement, and manage any issues that arise.

7.2	Governmental Agencies.

Subject to any restrictions in the Quality Agreement, Patheon will permit Client to be present and, if requested by the Regulatory Authority, participate in any visit to or inspection by any Regulatory Authority (if and to the extent it relates in any way to any Product, or the Manufacturing Process). Patheon will give as much advance notice as possible to Client of any such visit or inspection. Unless prohibited by Applicable Law or regulation, Patheon will provide Client with a copy of any report or other written communication received from such Regulatory Authority in connection with such visit or inspection, and any written communication received from any Regulatory Authority relating to the Product, the Manufacturing Site (if it relates to or affects the manufacture of Product) or the manufacturing process, and, unless prohibited by Applicable Law, will consult with Client before responding to each such communication. Patheon will comply with all reasonable requests and comments by Client with respect to all contacts and communications with any Regulatory Authority relating to the Services. Each party may communicate with any Regulatory Authority responsible for granting Regulatory Approval for the Product and any other relevant Authority regarding the Product if the communication is necessary to comply with the terms of this Agreement or the requirements of the Authority or Applicable Laws. Otherwise, the parties will consult each other in relation to regulatory communications relating to the Product in accordance with the Quality Agreement.

7.3	Records.

Patheon will keep records of the manufacture, testing, and shipping of the Product, and retain samples of the Product as are necessary to comply with manufacturing regulatory requirements applicable to Patheon, Applicable Laws, cGMP, this Agreement, and the Quality Agreement. Copies of the records and samples will be retained as, and for the period specified in, the Quality Agreement.

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7.4	cGMP and Quality Audits.

Subject to the limits agreed in the Quality Agreement, Patheon will give Client, and any third party authorized by Client to audit on behalf of/or along with the Client, which may include a market authorization holder, reasonable access at agreed times to the areas of the Manufacturing Site in which the Product is manufactured, stored, handled, or shipped to permit Client to verify that the Manufacturing Services are being performed in accordance with the Specifications, cGMPs, this Agreement, the Quality Agreement, and Applicable Laws. If Client wishes to audit Patheon beyond the limitations set forth in this Agreement or the Quality Agreement, except where the audit is required due to Patheon’s material breach of this Agreement, the Quality Agreement, cGMPs, Applicable Laws, or manufacture of Product that does not conform to the Specifications, Client will pay to Patheon a fee of [**] for each additional audit day and [**] per audit day for each additional auditor above the duration or number provided in the Quality Agreement. Under no circumstances will: (a) Client have a right of access to Patheon’s financial records under this Section 7.4; or (b) any [**] be permitted access to the Manufacturing Site.

7.5	Regulatory Filings.
(a)

Regulatory Authority Documentation.  Client will provide copies of all relevant documents relating to Regulatory Authority approval for the commercial manufacture, distribution and sale of the Product (“Regulatory Approval”) to Patheon on request and as required under the Quality Agreement. Patheon will review and verify the accuracy of these documents in accordance with the Quality Agreement.

(b)

Deficiencies.  If, [**], Patheon determines that any regulatory information given by Client is inaccurate or deficient in any manner whatsoever (the "Regulatory Deficiencies") with respect to the Manufacturing Services to be performed by Patheon, Patheon will notify Client in writing of the Regulatory Deficiencies.  The parties will work together to have the Regulatory Deficiencies resolved prior to the date of filing of the relevant application for Regulatory Approval, and in any event before any pre-approval inspection or before the Product is placed on the market if a pre-approval inspection is not performed. In the case of a Regulatory Deficiency communicated after market approval, the parties shall together agree on a resolution to correct such a Regulatory Deficiency,

(c)

Inspection by Regulatory Authorities & Deficient Documentation.  If Client does not give Patheon the documents requested under this Section 7.5 or the Quality Agreement within the time specified, and if Patheon reasonably believes that Patheon’s standing with a Regulatory Authority may be jeopardized as a result, Patheon may, in its sole discretion, delay or postpone any inspection by the Regulatory Authority until Patheon has reviewed the requested documents and is satisfied with their contents.

(d)

Pharmacovigilance.  Client will be responsible, at its expense, for all pharmacovigilance obligations for the Product in accordance with Applicable Laws and the monitoring and management of post-marketing complaints and queries at its cost (including, without limitation, the cost of assistance required of Patheon under the Quality Agreement).  Unless required by Applicable Law, Client will not be obliged to provide Patheon any information or data which it

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compiles in carrying out pharmacovigilance obligations or activities. Patheon, at Client’s expense, agrees to work in good faith to share information and collaborate in Client investigations related to pharmacovigilance obligations.

(e)

Regulatory Filings.  Except as otherwise agreed in the Quality Agreement, Patheon will not assume any responsibility for: (a) the submission or cost of any application for Regulatory Approval or related documentation (or the success of those applications), except with respect to Patheon’s obligation to provide accurate data and reports to Client; (b) any activity that is required by Applicable Laws for Regulatory Approval (including pharmacovigilance and complaints handling, and preparation and submission of any regular quality or other update) except with respect to Patheon’s obligation to provide accurate data and reports to Client; or (c) any dealings with the relevant Regulatory Authority on behalf of Client for Regulatory Approval, unless otherwise agreed between the parties. If a Regulatory Authority, or other governmental body, requires Patheon to incur fees, costs or activities in relation to the Products which Patheon considers unexpected and extraordinary, then Patheon will notify Client in writing and the parties will discuss in good faith appropriate mutually acceptable actions, including [**].

7.6	Release.

The parties agree that the release of the Products for sale or distribution under the applicable marketing approval for the Product will not by itself indicate compliance by Patheon with its obligations relating to the Manufacturing Services. Nothing in this Agreement will remove or limit the authority of the relevant quality functions of the respective parties (as specified by the Quality Agreement) to determine whether the Product will be released for sale or distribution.

8.	Term and Termination
8.1	Term.

This Agreement will become effective as of the Effective Date and will continue until June 30, 2023 of the Agreement (the “Term"), unless terminated earlier by one of, or both of the parties in accordance with this Section 8.  This Agreement will automatically renew after the Term for successive terms of one (1) Year, unless either party gives written notice to the other party of its intention to terminate this Agreement at least eighteen (18) months prior to the end of the then current term.

8.2	Termination for Cause.
(a)

Either party may terminate this Agreement upon written notice where the other party has failed to remedy a material breach of this Agreement within [**] (the "Remediation Period") following receipt of a written notice of the breach from the aggrieved party that expressly states that it is a notice under this Section 8.2(a) (a "Breach Notice").

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(b)

Client may terminate this Agreement upon 30 days' prior written notice if any Authority takes any action, or raises any objection, that permanently prevents Client from selling the Product in the Territory.

(c)

Client may terminate this Agreement upon six months' prior written notice if it intends to no longer order Manufacturing Services for a Product due to the Client’s decision to discontinue marketing the Product.

(d)	Patheon may terminate this Agreement if payment in full of overdue, undisputed invoices is not received within sixty (60) days following written notice from Patheon.
8.3	Obligations on Termination.
(a)	If this Agreement expires or is terminated in whole or in part for any reason, then:
(b)

Client will take delivery of and pay for all undelivered Products that are manufactured or packaged in accordance with this Agreement under a Firm Order, at the Price in effect at the time the Firm Order was released;

(c)

Client will purchase all Inventory that was purchased (or will be purchased under existing unfulfilled orders for Components), maintained or produced by Patheon in contemplation of filling Firm Orders or in accordance with Section 5.2, at Patheon's cost (including all costs incurred by Patheon for the purchase, handling, and processing of the Inventory);

(d)

Unless otherwise agreed by the parties in writing, Client, at its own expense, will remove from the Manufacturing Site, within [**] following the termination or expiration of this Agreement, all unused API and Client-Supplied Components, all applicable Inventory (whether current or obsolete), supplies, undelivered Product, equipment or other moveable property owned by Client related to the Agreement and located at the Manufacturing Site or that is otherwise under Patheon’s care and control (“Client Property”).  If Client fails to remove Client Property within the [**] period, Client will pay Patheon [**], per month, [**] minimum after that for storing Client Property [**]. Patheon may ship Client Property to Client or to an external warehouse [**]. If Client fails to remove Client Property within [**] following the termination or expiration of this Agreement, Client will [**] the stored Client Property and it will be [**]. If Client asks Patheon to destroy any Client Property, Client will be responsible for the cost of destruction; and

(e)

With exception to any termination for a material breach under this Agreement by Patheon, any termination or expiration of this Agreement will not affect any prior outstanding obligations or payments due nor will it prejudice any other remedies that the parties may have under this Agreement or any related Capital Equipment Agreement. Termination or expiration of this Agreement for any reason will not affect the obligations and responsibilities of the parties under Sections 5.1(e), 5.4, 5.5,8.3, 10, 11, 12, 13.15, 13.16 and 13.17, all of which survive any termination or expiration, as well as any other provisions that are by implication or otherwise intended to survive any termination or expiration. If Patheon agrees to provide stability services

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following the termination or expiration of this Agreement, the relevant provisions of this Agreement will survive for the agreed duration of those stability services.
(f)

No later than [**] following completion or permanent cessation of the Manufacturing Services at the applicable Manufacturing Site, Client will: (a) ensure that any regulatory filings relating to the Product are withdrawn or amended to remove all references to the Manufacturing Site and, as applicable, Patheon or its Affiliates and their facilities (except in an historic context); and (b) provide to Patheon written confirmation of its compliance with this Section. If this time is not sufficient to meet the requirements of certain Regulatory Authorities, despite Client’s best efforts, then Patheon may agree to extend the period based on the written reassurances of Client.

8.4	Technology Transfer.

Following expiration or termination of this Agreement for any reason, or at Client’s request, within [**] before the end of the Term of this Agreement, Patheon will provide assistance to transfer part or all of Client’s manufacturing process, know-how and analytical testing methodology for the Product to Client, or a third party designated by Client (“Technology Transfer”) to assist Client to manufacture the Product.  Patheon will also disclose to Client any Patheon Intellectual Property that is reasonably required to manufacture the Product.  Patheon will, upon request of Client, prepare a written proposal to perform the Technology Transfer.  Reasonable fees for the Technology Transfer performed by Patheon will be agreed upon by the parties and promptly paid by the Client.

9.	Representations, Warranties and Covenants
9.1	Authority.

Each party covenants, represents, and warrants that it has the full right and authority to enter into this Agreement and that it is not aware of any impediment that would inhibit its ability to perform its obligations under this Agreement.

9.2	Client Warranties.

Client covenants, represents, and warrants that:

i.	the Processing Instructions and Specifications for the Product conform to all applicable cGMPs and Applicable Laws;
ii.

the Product, if labelled and manufactured in accordance with the Processing Instructions and in compliance with applicable cGMPs, the Quality Agreement and Applicable Laws, may be lawfully sold and distributed in every jurisdiction in which Client markets or intends to market the Product; and

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iii.	on receipt by Patheon, the API will be adequately contained, packaged, and labelled in accordance with Applicable Laws.
9.3	Patheon Warranties.

Patheon covenants, represents, and warrants that:

(a)	Patheon is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.
(b)

The execution and delivery of this Agreement by Patheon has been authorized by all requisite corporate or company action.  This Agreement is and will remain a valid and binding obligation of Patheon, enforceable in accordance with its terms, subject to Applicable Laws.

(c)	it will perform the Manufacturing Services in accordance with the Processing Instructions, cGMPs, the Quality Agreement, this Agreement, and Applicable Laws;
(d)

any Patheon Intellectual Property used by Patheon to perform the Manufacturing Services (i) is Patheon’s or its Affiliate's unencumbered property, (ii) may be lawfully used by Patheon, and (iii) does not infringe and will not infringe any Third Party Rights;

(e)

Patheon has engaged, will engage and will cause its Affiliates involved in rendering Services to engage, employees and permitted subcontractors including consultants with the proper skill, training and experience to provide Manufacturing Services detailed in this Agreement.  The foregoing is provided that the involvement of Affiliates of Patheon in providing the Manufacturing Services hereunder shall require Client’s prior approval. Before providing Manufacturing Services hereunder, all Patheon personnel must be subject to binding commitments with Patheon under which they have confidentiality obligations with regard to Client’s Confidential Information (as defined below) that are consistent with the terms of this Agreement. Patheon will not in the performance of its obligations under this Agreement use the services of any person it knows is debarred or suspended under 21 U.S.C. §335(a) or (b); and

(f)

it does not currently have, and it will not hire, as an officer or an employee any person whom it knows has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the United States Federal Food, Drug, and Cosmetic Act.

9.4	Permits.

Client will be solely responsible for obtaining or maintaining, on a timely basis, any regulatory approvals for the Product, Processing Instructions or Specifications including, without limitation, all marketing and post-marketing approvals, and any specific approvals referred to in the Quality Agreement that are not the responsibility of Patheon as described therein. Patheon will maintain at all relevant times

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when performing the Manufacturing Services all required governmental permits, licenses, approval, and authorities.

9.5	No Warranty.

NEITHER COMPANY MAKES ANY warranty or condition of any kind, either expressed or implied, by fact or law, other than those expressly set out in this Agreement.  NEITHER PARTY MAKES ANY warranty or condition of fitness for a particular purpose nor any warranty or condition of merchantability for the product.

10.	Liability and Remedies
10.1	Consequential and Other Damages.

Except in the event of breach of the parties’ obligations of confidentiality under this Agreement, under no circumstances whatsoever will either party be liable to the other for; (a) any  special, incidental, consequential (including lost profits, business or goodwill), punitive or indirect damages suffered or incurred by the other party or its affiliates in connection with this Agreement or (b) any reliance damages, including but not limited to costs or expenditures incurred to evaluate the viability of entering into this Agreement or to prepare for performance under this Agreement; or (c) for any other liability, damage, costs, penalty, or expense of any kind incurred by the other party of an indirect or consequential nature, regardless of any notice of the possibility of these damages.

10.2Limitation of Liability.

(a)

Remedies for Deficient Product. If Client makes a Product Claim under Section 6.1 and the parties agree the Product is Deficient Product, or the Product is determined to be Deficient Product under Section 6.1, either of the following will occur, at Client’s option:

i.

If Patheon is able to manufacture the replacement Product at the Manufacturing Site according to a schedule agreed to by the parties, Patheon shall replace the Deficient Product at Patheon’s cost if Deficient Product was previously paid for by Client, or at Client’s cost if Deficient Product was not previously paid for by Client. Any replacement of Product under this Section 10.2(i) is contingent upon the receipt by Patheon from Client of all API and Client-Supplied Components required for the manufacture of the replacement Product; or

ii.

Patheon will refund 100% of the Price (if previously paid by Client) for the Deficient Product by credit or offset against other amounts due to Patheon under this Agreement. If insufficient Manufacturing Services remain under this Agreement to provide such a credit, whether by function of termination or expiration of the Agreement, such refund shall be paid directly to Client by Patheon.

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Except for the indemnity set out in Section 10.3 and any claim for expenses related to a Recall under Section 6.2(c), the remedies described in this Section 10.2(a) will be Client’s sole remedy in contract, tort, negligence, equity or otherwise, for Deficient Product.

The remedy under this Section 10.2(a), if applicable (including in the case of Recall), will apply only to the extent that the affected Deficient Product is unsold or refunded by Client to an end customer, and returned, destroyed, or otherwise disposed of by Client in accordance with this Agreement.

(b)	API. Patheon’s liability to Client for [**] API will be calculated using [**].

Except in circumstances arising from Patheon’s [**], Patheon’s liability to Client in [**] to the API [**].

(c)

[**] Liability. In any Year, in addition to the specific remedies under Section 10.2(a) for Deficient Product, each party’s [**] to the other party under or in connection with this Agreement [**] (the “[**]”). For avoidance of doubt, the [**] shall not apply to [**].

For the avoidance of doubt, this Section 10.2(c) shall in no way affect the amount or calculation of the limitations of liability set forth in [**].

Further, [**]. The remedies under Section 10.2(a), and 10.2(b), if applicable (including in the case of Recall), will apply only to the extent that the affected Deficient Product is unsold or refunded by Client, and returned, destroyed or otherwise disposed of by Client in accordance with this Agreement.

(d)

Death, Personal Injury and Fraudulent Misrepresentation.  Nothing contained in this Agreement will act to exclude or limit either party’s liability for personal injury or death caused by the negligence of either party or fraudulent misrepresentation.

10.3	Patheon Indemnity.

Patheon will indemnify, defend and hold harmless Client, its Affiliates, and its and their respective officers, directors, employees and agents (collectively, the “Client Indemnitees”) against any and all losses, damages, liabilities or expenses (including reasonable attorney’s fees and other costs of defense) (collectively, “Losses”) that any of them may suffer in connection with any and all suits, investigations, claims, or demands of Third Parties (collectively, “Third Party Claims”) arising from, relating to or occurring as a result of (a) any Patheon Indemnitee’s [**] in performing its obligations under this Agreement; (b) Patheon’s violation of any patent, trade secret or other proprietary or intellectual property rights of any Third Party in the performance of the Manufacturing Services; or (c) Patheon’s breach of this Agreement, the Quality Agreement, cGMP or Applicable Law; except to the extent that such Third Party Claims are due to any breach by Client of its obligations under this Agreement or [**] of Client.

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10.4	Client Indemnity.

Client agrees to indemnify, defend and hold harmless Patheon, its Affiliates, and its and their respective officers, directors, employees and agents (collectively, the “Patheon Indemnitees”) against any Losses that any of them may suffer in connection with any Third Party Claims arising from, relating to or occurring as a result of (a) the development, commercialization or use of the Product (including, but not limited to, product liability claims and claims that such Product infringes any Third Party Rights and claims for personal damages or injuries); (b) Client technology transferred to Patheon for the development and/or Manufacturing of the Product not having been generated in compliance with Applicable Laws, or violating any patent, trade secret or other proprietary or intellectual property rights of any Third Party; (c) any Client Indemnitee’s [**] in performing obligations under this Agreement; or (d) Client’s breach of this Agreement, the Quality Agreement, cGMP or Applicable Law; except to the extent that such Third Party Claims are due to any breach by Patheon of its obligations under this Agreement, any Deficient Product supplied by Patheon, or [**] of Patheon.

10.5Indemnification Procedures.

Each party must promptly notify the other party after receipt of any Third Party Claims for which the other party might be liable under Section 10.3 or 10.4 hereof, as applicable. The indemnifying party will have the sole right to defend, negotiate, and settle such claims.  The indemnified party will be entitled to participate in the defense of such matter [**]; provided, however, that the indemnifying party will have final decision-making authority regarding all aspects of the defense of the claim.  The indemnified party will provide the indemnifying party with such information and assistance as the indemnifying party may reasonably request, at the expense of the indemnifying party.  Neither party will be responsible or bound by any settlement of any claim or suit made without its prior written consent; provided, however, that the indemnified party will not unreasonably withhold or delay such consent.

10.6	Validation Batches.

Where Product is manufactured by Patheon (or any of its Affiliates) under a separate pharmaceutical development or technology transfer agreement (the “Development Agreement”) and then released by Patheon for commercial sale or distribution by Client, the performance of the applicable pharmaceutical development or technology transfer services including the manufacture of the Product will be governed by the terms of the Development Agreement and will not be subject to the terms and conditions of this Agreement. The terms of this Agreement will apply to any Product after release by Patheon.

11.	Confidentiality
11.1	Confidential Information.

“Confidential Information” means any information disclosed by the Disclosing Party to the Recipient (whether disclosed in oral, written, electronic or visual form) that is non-public, confidential or proprietary including, without limitation, information relating to the Disclosing Party’s patent and trademark

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applications, process designs, process models, drawings, plans, designs, data, databases and extracts therefrom, formulae, methods, know-how and other intellectual property, its clients and its clients’ confidential information, finances, marketing, products and processes and all price quotations, manufacturing or professional services proposals, information relating to composition, proprietary technology, and all other information relating to manufacturing capabilities and operations.  In addition, all analyses, compilations, studies, reports or other documents prepared by any party's Representatives containing Confidential Information will be considered Confidential Information. Samples or materials provided under this Agreement as well as any and all information derived from the approved analysis of the samples or materials will also constitute Confidential Information. A party’s rights and obligations under this Section 11 will apply to any Confidential Information that is disclosed by or received by that party’s Representatives. For the purposes of this Section 11, a party receiving Confidential Information under this Agreement (including through its Representatives) is a “Recipient”, and a party disclosing Confidential Information under this Agreement (including through its Representatives) is the “Disclosing Party”. The existence, parties to, and terms of this Agreement will be considered Confidential Information.

11.2	Use of Confidential Information.

The Recipient will use the Confidential Information solely for the purpose of meeting its obligations under this Agreement.  The Recipient will keep the Confidential Information strictly confidential and will not disclose the Confidential Information in any manner whatsoever, in whole or in part, other than to those of its Representatives who (a) have a need to know the Confidential Information for the purpose of this Agreement; (b) have been advised of the confidential nature of the Confidential Information and (c) have obligations of confidentiality and non-use to the Recipient no less restrictive than those of this Agreement.  Recipient will protect the Confidential Information disclosed to it by using reasonable precautions to prevent the unauthorized disclosure, dissemination or use of the Confidential Information, which precautions will not be less than those exercised by Recipient for its own confidential or proprietary Confidential Information of a similar nature.

11.3	Exclusions.

The obligations of confidentiality in this Section 11 will not apply to the extent that Confidential Information:

(a)	is or becomes publicly known through no breach of this Agreement by the Recipient or its Representatives;
(b)	is in the Recipient's possession at the time of disclosure by the Disclosing Party other than as a result of the Recipient's or Third Party’s breach of any legal obligation;
(c)

is or becomes known to the Recipient on a non-confidential basis through disclosure by sources, other than the Disclosing Party, having the legal right to disclose the Confidential Information, if the other source is not known by the Recipient to be bound by any obligations (contractual, legal, fiduciary, or otherwise) of confidentiality to the Disclosing Party for the Confidential Information;

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(d)	is independently developed by the Recipient without use of or reference to the Disclosing Party's Confidential Information as evidenced by Recipient’s written records; or
(e)	is expressly authorized for release by the written authorization of the Disclosing Party.

Any combination of information which comprises part of the Confidential Information is not exempt from the obligations of confidentiality merely because individual parts of that Confidential Information are covered by exceptions in this Section 11.3, unless the combination itself is covered by any of those exceptions.

11.4	Photographs and Recordings.

Neither party will take any photographs or videos of the other party’s facilities, equipment or processes, nor use any other audio or visual recording equipment (such as camera phones) while at the other party’s facilities, without that party’s express written consent.

11.5	Permitted Disclosure.

Notwithstanding any other provision of this Agreement, the Recipient may disclose Confidential Information of the Disclosing Party to the extent required, as advised by counsel, in response to a valid order of a court or other governmental body or as required by law, regulation or stock exchange rule. In such an instance, the Recipient will advise the Disclosing Party in advance of the disclosure and limit the required disclosure to the extent practicable and permissible by the order, law, regulation or stock exchange rule and any other applicable law, will reasonably cooperate with the Disclosing Party, if required, in seeking an appropriate protective order or other remedy, and will otherwise continue to perform its obligations of confidentiality set out in this Agreement.  If any public disclosure is required by law, the parties will consult concerning the form of announcement prior to the public disclosure being made.

11.6	Return or Destruction of Confidential Information.

Upon the written request of the Disclosing Party, the Recipient will promptly return the Confidential Information to the Disclosing Party or, if the Disclosing Party directs, destroy all Confidential Information disclosed in or reduced to tangible form including any copies, summaries, compilations, analyses or other notes derived from the Confidential Information except for one copy which may be maintained by the Recipient for its records.  The retained copy will remain subject to all confidentiality provisions contained in this Agreement. Client will not unreasonably require the return of Confidential Information that is necessary or useful to perform the Manufacturing Services.

11.7	Injunctive Relief.

The parties acknowledge that monetary damages may not be sufficient to remedy a breach by either party of this Section 11 and agree that the non-breaching party may be entitled to seek specific performance, injunctive or other equitable relief to prevent breaches of this Section 11 and to specifically enforce this Section 11 in addition to any other remedies available at law or in equity. These remedies will not be the

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exclusive remedies for breach of this Section 11 but will be in addition to any and all other remedies available at law or in equity.

12.	Intellectual Property
12.1	Proprietary Rights.
(a)

For the term of this Agreement, Client grants to Patheon a non-exclusive, paid-up, royalty-free, non-transferable license of Client’s Intellectual Property that is necessary in order to perform the Manufacturing Services, solely for the performance of such Manufacturing Services.

(b)

All Client Intellectual Property will be the exclusive property of Client. All rights to and interests in Client Intellectual Property will remain solely in Client and, other than as set forth herein, no right or interest therein is transferred or granted to Patheon under this Agreement. Patheon acknowledges and agrees that it does not acquire a license or any other right to Client Intellectual Property except for the limited purpose of carrying out its duties and obligations under this Agreement and that such license will expire upon the expiration or termination of this Agreement.

(c)

All Patheon Intellectual Property will be the exclusive property of Patheon. Unless Patheon identifies in advance any specific Patheon Intellectual Property that will be subject to a separate licensing agreement between the parties, Patheon grants to Client a non-exclusive, perpetual, paid-up, royalty-free, transferable license of the Patheon Intellectual Property used by Patheon in the Manufacturing Services for use in relation to manufacturing that Product only.

(d)

Each party will be responsible for the costs of filing, prosecution, and maintenance of patents and patent applications on its own Inventions. Notwithstanding the foregoing, Patheon agrees to provide reasonable assistance upon request by Client in any filing, prosecution or maintenance of any patents and patent applications generated as a result of an Invention under this Agreement.

12.2	No Transfer of Intellectual Property.

Neither party has, nor will it acquire, any interest in any of the other party’s Intellectual Property unless otherwise expressly agreed to in writing, or as set forth in this Agreement.  Neither party will use any Intellectual Property of the other party, except as specifically authorized by the other party or as required for the performance of its obligations under this Agreement.

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13.	Miscellaneous
13.1	Insurance.

Each party will maintain commercial general liability insurance, including blanket contractual liability insurance covering the obligations of that party under this Agreement through the term of this Agreement and for a period of three years after that.  This insurance will have policy limits of not less than: (a) [**] for each occurrence for personal injury or property damage liability; and (b) [**] in the aggregate per annum for product and completed operations liability.  If requested, each party will give the other a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date, and the limits of liability.  The insurance certificate will further provide for a minimum of [**] written notice to the insured of a cancellation of, or material change in, the insurance.  If a party is unable to maintain the insurance policies required under this Agreement through no fault of its own, then the party will without delay notify the other party in writing and the parties will in good faith negotiate appropriate amendments to the insurance provision of this Agreement in order to provide adequate assurances.

13.2	Independent Contractors.

The parties are independent contractors and this Agreement does not create between the parties any other relationship such as, by way of example only, that of employer and employee, principal and agent, joint-venturers, co-partners, or any similar relationship, the existence of which is expressly denied by the parties.

13.3	No Waiver.

Neither party's failure to require the other party to comply with any provision of this Agreement or will be considered a waiver of the provision or any other provision of this Agreement.

13.4	Assignment.
(a)	Patheon may not assign this Agreement or any of its associated rights or obligations without the written consent of Client, this consent not to be unreasonably withheld.
(b)

Subject to Section 8.2(e), Client may assign this Agreement or any of its associated rights or obligations without approval from Patheon.  Notwithstanding the foregoing, Client will give Patheon prior written notice of any assignment, and any assignee will covenant in writing with Patheon to be bound by the terms of this Agreement, and Client will remain liable under this Agreement.

(c)	[**]. Any assignee under this Section 13.4 must execute an agreement with the non-assigning party whereby it agrees to be bound by the obligations of this Agreement owed to that party.

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13.5	Exclusivity and Patent Challenges.

The parties acknowledge that Client or its Affiliates shall supply secret and substantial know-how to Patheon for the purposes of this Agreement. In order to protect that know-how, and without prejudice to Patheon's obligations under this Agreement, Patheon agrees that [**] and provided that the Agreement has not expired or terminated:

(a)	Patheon shall [**]; and
(b)	Patheon shall [**].

Within [**] following the Effective Date of this Agreement, the parties will negotiate in good faith [**] related to the Product under this Agreement [**]. If the parties agree to [**] of the Effective Date of this Agreement [**].

If the parties [**] following the Effective Date, then [**].

In addition, neither [**]. Patheon further agrees that, during the Term, neither Patheon nor any of its Affiliates shall

i.

commence or participate in any action or proceeding (including, without limitation, any court action, inter parte review, post-grant review, patent opposition or re-examination proceeding), or otherwise assert in writing any claim, challenging or denying the validity of any of the Client patents, or any claim thereof (each, a "Patent Challenge"),

ii.	actively assist any other person or entity in bringing, prosecuting or maintaining any Patent Challenge; or
iii.

in any country where Client holds Client patent rights, seek marketing authorization, or actively assist any other person or entity to seek marketing authorization of a generic version of vadadustat thereof, including, without limitation, the filing of an Abbreviated New Drug Application or an equivalent thereof within and outside of the United States.

13.6	Force Majeure.

Except as otherwise expressly set forth in this Agreement, neither party will be deemed to have breached this Agreement for failure or delay in fulfilling or performing any obligation under this Agreement when such failure or delay is caused by or results from Force Majeure. The party affected by any Force Majeure will promptly notify the other party, explaining the nature, details and expected duration thereof. Such party will also notify the other party from time to time as to when the affected party reasonably expects to resume performance in whole or in part of its obligations under this Agreement and notify the other party of the cessation of any such event. A party affected by Force Majeure will [**] remedy, remove or mitigate such event and the effects thereof with all reasonable dispatch. Upon termination of the Force Majeure, the performance of any suspended obligation or duty will promptly recommence. In the event that Patheon’s failure or delay remains uncured for a period of [**], Client may thereafter terminate this Agreement

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immediately upon written notice, and Patheon agrees to provide any assistance required with any necessary technology transfer that Client may require at Client’s expense.

13.7	Additional Services.

If Client requests services other than those expressly set out in this Agreement (such as qualification of a new packaging configuration or shipping studies, or validation of alternative batch sizes), or any cost items that are specifically excluded from the Price, Patheon will provide a written quote of the fee for the additional services and Client will advise Patheon whether it wishes to have the additional services performed by Patheon. The scope of work and fees will be agreed in writing by the parties.

13.8	Notices.

Any notice, approval, instruction or other written communication required or permitted under this Agreement will be sufficient if made or given to the other party by personal delivery, confirmed email receipt or by sending the same by first class mail, postage prepaid to the respective addresses or email addresses set out below:

If to Client:

Akebia Therapeutics Inc.

245 First Street, Suite 1100

Cambridge, MA  02142

Attention: Head of vadadustat Manufacturing

CC: General Counsel

If to Patheon:

Patheon Inc.

[**]

Attention:  [**]

Email address: [**]

or to any other addresses or email addresses given to the other party in accordance with the terms of this Section 13.8. Notices or written communications made or given by personal delivery will be considered to have been sufficiently made or given when sent (receipt acknowledged), or if mailed, five days after being deposited in the mail, postage prepaid or upon receipt (supported by reasonable written evidence), whichever is sooner.

13.9	Severability.

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, that determination will not impair or affect the validity, legality, or enforceability of the remaining provisions, because each provision is separate, severable, and distinct.

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13.10	Entire Agreement.

This Agreement, together with its Appendices, Capital Equipment Agreement (if any) and the Quality Agreement, constitutes the full, complete, final and integrated agreement between the parties relating to the subject matter of the Agreement and, with the exception of any outstanding or ongoing statement of work or work order under any preceding agreement (which will continue in full force and effect until the work under such mechanisms are completed or terminated) supersedes all previous written or oral negotiations, commitments, representations, agreements, transactions, or understandings concerning the subject matter of this Agreement. The basis of the parties’ agreement is set out expressly and they have not been induced by, nor do they rely on any statement or representation that is not set out in this Agreement. Any modification, amendment, or supplement to this Agreement must be in writing and signed by authorized representatives of both parties. In case of conflict, the prevailing order of documents will be this Agreement and then the Quality Agreement (except that the Quality Agreement will prevail in relation to quality matters).

13.11	Other Terms.

No terms, provisions or conditions of any purchase order or other business form or written authorization used by the parties will have any effect on the rights, duties, or obligations of the parties under or otherwise modify this Agreement, regardless of any failure of a party to object to the terms, provisions, or conditions unless the document specifically refers to this Agreement and is signed by both parties.

13.12	No Third Party Benefit or Right.

Nothing in this Agreement will confer or be construed as conferring on any third party any benefit or the right to enforce any express or implied term of this Agreement (except that Patheon Affiliates acting as subcontractors under this Agreement may enforce Sections 10.1 and 0).

13.13	Execution in Counterparts.

This Agreement may be executed in two or more counterparts, by original or electronic (including “pdf”) signature, each of which will be considered an original, but all of which together will constitute one and the same instrument.

13.14	Use of Name.

With exception to any disclosures required by Applicable Law, or disclosures required for securities filings or other required corporate functions, either party may publicly use the other party’s name, trademarks or logo or any variations of them, alone or with any other word or words, without the prior written consent of the other party.

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13.15	Taxes.

The Prices specified in this Agreement are exclusive of any sales, use, excise, value added tax, or similar taxes, and of any export and import duties which may be levied as a result of the shipment of the Product. It shall be Patheon’s sole obligation to report all compensation received by Patheon hereunder for Services as may be required by Applicable Law. Client shall pay all applicable sales and use taxes, including all applicable goods and services tax, value added tax, local taxes, applicable duties, electronic delivery taxes, sales, use and excise taxes, levies and import and export fees (collectively, “Taxes”) that are required by law stemming directly from the provision of the Manufacturing Services. Patheon shall reasonably cooperate and assist Client in recovering any non-applicable taxes due to Client. Where any Taxes are paid directly to a tax authority or government by Client, Client shall not deduct this amount from any amount due to Patheon.

13.16	Governing Law and Jurisdiction.

This Agreement, and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with them or their subject matter or formation are governed by the laws of the [**], without regard to any conflicts-of-law principle that directs the application to another jurisdiction’s law.  Both parties submit to the exclusive jurisdiction of the courts in the applicable location.

13.17	Dispute Resolution.

Negotiation

If any dispute arises out of this Agreement, the parties will first try to resolve it amicably.  Any party may send a notice of a dispute to the other.  The representatives of each party will meet as necessary in order to resolve the dispute.  If the representatives fail to resolve the matter within [**] from the date a dispute notification is received, or if a party fails to appoint a representative as required above:

(a)	for Technical Disputes (as defined below) the expert determination procedure may be started by either party;
(b)

for all other disputes, each party will refer the dispute immediately to the appropriate senior officers of the respective companies (which may include the Chief Executive Officers) (“Senior Officers”) who will meet and discuss as necessary to try to resolve the dispute amicably.

Mediation

If the Senior Officers fail to resolve the dispute, the parties may attempt in good faith to settle the dispute promptly by confidential mediation under procedures to be agreed at that time between the parties, before resorting to litigation. The mediation will take place in [**], and the language of the mediation will be English.

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Technical Disputes

In case of any disagreement between the Parties regarding as to whether any Product fails to conform to the Specifications or has otherwise been manufactured in accordance with the Quality Agreement, this Agreement, or cGMP, the quality assurance representatives of the parties will attempt to resolve any such disagreement in good faith. If the disagreement is not resolved in a reasonable time (which will not exceed [**]), a representative sample of the Product and/or relevant documentation will be submitted to an independent testing laboratory of recognized standing in the industry and agreed upon by the parties for tests and final determination of whether or not such product conforms to the Specifications, the Quality Agreement, this Agreement, or cGMP. Such laboratory will use the test methods contained in the applicable Specifications. The determination of conformance by such laboratory will be final and binding on the parties. The fees and expenses of the laboratory will be paid by the party against whom the determination is made.

[Signature page to follow]

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This Agreement is signed by the authorized representatives of the parties on the dates shown below and will take effect from the Effective Date.

PATHEON INC.		AKEBIA THERAPEUTICS INC.
By:	/s/ Don Liscombe	By:	/s/ Jason Amello
Name:	Don Liscombe	Name:	Jason Amello
Title:	Sr Director/General Manager	Title:	SVP, Chief Financial Officer
Date:	09 March 2020	Date:	11-Mar-2020
		By:	/s/ John Butler
		Name:	John Butler
		Title:	CEO
		Date:	11-Mar-2020

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